Exhibit 99.1

New Frontier Media Confirms Receipt of Second Unsolicited Conditional Acquisition Proposal

BOULDER, Colo., March 23, 2012 /PRNewswire/ — New Frontier Media, Inc. (NasdaqGS: NOOF), a leading provider of transactional television services and distributor of general motion picture entertainment, confirmed that it has received an unsolicited, non-binding, conditional acquisition proposal from Manwin Holding SARL, a provider of adult entertainment, through online, television and mobile distribution platforms, indicating its interest in pursuing the acquisition of all of the outstanding shares of New Frontier Media for $1.50 per share in cash, subject to due diligence and other conditions.

As previously announced, earlier this month, New Frontier Media also received an unsolicited, non-binding, conditional acquisition proposal from Longkloof Limited, an investment holding company, indicating its interest in pursuing the acquisition of all of the outstanding shares of New Frontier Media not owned by Longkloof for $1.35 per share in cash, subject to due diligence and other conditions.

The Board of Directors of New Frontier Media has formed a Special Committee of independent directors which will carefully review, with its financial and legal advisors, the acquisition proposals received from Manwin and Longkloof, as well as any other acquisition proposal that may be received by the Company, and then determine the appropriate response to these proposals.

The Special Committee is being assisted in its consideration of these acquisition proposals by its legal advisor, Blank Rome LLP, and is currently in the process of selecting a financial advisor.  New Frontier Media is being advised by Holland & Hart LLP.

New Frontier Media advises shareholders that they need not take any action at this time in response to either acquisition proposal pending review by New Frontier’s Special Committee.

About New Frontier Media, Inc.

New Frontier Media, Inc. is a provider of transactional television services and a distributor of general motion picture entertainment. Our Transactional TV segment distributes adult content to cable and satellite providers who then distribute the content to retail consumers via VOD and PPV technology. Programming originates from our state of the art digital broadcast infrastructure in Boulder, Colorado.  We obtain our programming primarily by licensing content distribution rights from movie studios, and we distribute new and unique programming in order to provide consumers with an exceptional viewing experience.

Our Film Production segment is a distributor of mainstream and erotic films.  The films are distributed to cable and satellite operators, premium movie channel providers and other content distributors.  We act as a sales agent for mainstream films and produce erotic films.  The segment also periodically provides contract film production services to major Hollywood studios.

We are headquartered in Boulder, Colorado, and our common stock is listed on the Nasdaq Global Select Market under the symbol “NOOF.” For more information about New Frontier Media, Inc., contact Grant Williams, Chief Financial Officer, at (303) 444-0900, extension 2185, and please visit our web site at www.noof.com.

Company Contact:
Grant Williams
Chief Financial Officer
(303) 444-0900 x 2185
gwilliams@noof.com